Exhibit 99.1

Controlling Our Future through Vertical Integration

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS FIRST QUARTER 2023

Ocala, FL…March 10, 2023 - Today Nobility Homes, Inc. (OTCQX: NOBH) announced sales and earnings for its first quarter ended February 4, 2023. Sales for the first quarter of 2023 increased 59% to $17.2 million compared to $10.8 million recorded in the first quarter of 2022. Income from operations for the first quarter of 2023 was up 192% to $3.8 million versus $1.3 million in the same period a year ago. Net income after taxes was up 164% to $3.1 million as compared to $1.2 million for the same period last year. Diluted earnings per share for the first quarter of 2023 were $0.91 per share compared to $0.33 per share last year.

Nobility’s financial position during first quarter 2023 remains very strong with cash and cash equivalents, certificates of deposit and short-term investments of $24.3 million and no outstanding debt. Working capital is $36.5 million and our ratio of current assets to current liabilities is 3.4:1. Stockholders’ equity is $51 million and the book value per share of common stock increased to $15.13.

The Board of Directors declared a one-time cash dividend of $1.00 per common share for the fiscal year 2022. The cash dividend is payable on April 3, 2023, to stockholders of record as of March 20, 2023. Nobility Homes has distributed one-time cash dividends of $1.00 for the last four fiscal years ending 2018 through 2021.

The Company has no defined dividend policy. The Board of Directors maintains the authority to declare distributions at their discretion. The Board performs a thorough and extensive evaluation of the Company’s balance sheet, cash flow, operating performance, and future earnings prospects when considering the declaration of any common dividend.

Terry Trexler, President, stated, “The current demand for affordable manufactured housing in Florida and the U.S. is slowing as a result of the increased interest rate environment driven by the Federal Reserve. Although net sales increased during the three months ended February 4, 2023, as compared to the same period last year, we continued to experience some limitations being placed on certain key production materials from suppliers, the delay or lack of key components from vendors as well as back orders, delayed shipments, price increases and labor shortages. These supply chain issues have caused delays in the completion of the homes at the manufacturing facility and the set-up process of retail homes in the field, resulting in decreased net sales due to our inability to timely deliver and setup homes to customers. We expect that these challenges will continue for most of the fiscal year 2023 or until the industry supply chain normalizes. The Company has continued to experience inflation in some building products resulting in increases to our material and labor costs which may increase the wholesale and retail selling prices of our homes. In addition, potential customers may delay or defer purchasing decisions in light of the rising interest rate environment. According to the Florida Manufactured Housing Association, shipments for the industry in Florida for the period from November 2022 through January 2023 were approximately a breakeven from the same period last year.

Maintaining our strong financial position is vital for future growth and success. Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country.”

On June 5, 2022, the Company celebrated its 55th anniversary in business specializing in the design and production of quality, affordable manufactured and modular homes. With multiple retail sales centers in Florida for over 32 years and an insurance agency subsidiary, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 121 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are unaudited or forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the amounts and expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the potential adverse impact on our business caused by the COVID-19 pandemic or other health pandemics, competitive pricing pressures at both the wholesale and retail levels, inflation, increasing material costs (including forest based products) or availability of materials due to supply chain interruptions (such as current inflation with forest products and supply issues with vinyl siding and PVC piping), changes in market demand, increase in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack, any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Condensed Consolidated Balance Sheets

	February 4,	November 5,
	2023	2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,849,343	$16,653,449
Certificates of deposit	5,853,611	3,903,888
Short-term investments	571,129	589,071
Accounts receivable - trade	1,923,352	1,288,645
Note receivable	23,905	23,905
Mortgage notes receivable	4,197	16,191
Inventories	23,319,061	23,457,493
Prepaid expenses and other current assets	1,925,767	2,172,675

Total current assets	51,470,365	48,105,317
Property, plant and equipment, net	8,102,965	7,915,695
Note receivable, less current portion	10,898	16,599
Mortgage notes receivable, less current portion	143,320	131,514
Other investments	1,871,719	1,848,893
Deferred income taxes	43,778	43,778
Cash surrender value of life insurance	4,187,060	4,143,035
Other assets	156,287	156,287

Total assets	$65,986,392	$62,361,118

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$798,894	$1,119,188
Accrued compensation	1,054,664	1,132,423
Accrued expenses and other current liabilities	1,873,724	1,742,696
Income taxes payable	1,161,041	229,200
Customer deposits	10,082,580	10,214,078

Total current liabilities	14,970,903	14,437,585

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued; 3,370,912 shares outstanding, respectively	536,491	536,491
Additional paid in capital	10,884,676	10,849,687
Retained earnings	66,498,779	63,441,812
Less treasury stock at cost, 1,993,995 shares	(26,904,457)	(26,904,457)

Total stockholders’ equity	51,015,489	47,923,533

Total liabilities and stockholders’ equity	$65,986,392	$62,361,118

NOBILITY HOMES, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	February 4, 2023	February 5, 2022
Net sales	$17,164,753	$10,808,270
Cost of sales	(11,293,157)	(8,080,042)

Gross profit	5,871,596	2,728,228
Selling, general and administrative expenses	(2,035,477)	(1,416,543)

Operating income	3,836,119	1,311,685

Other income (loss):
Interest income	140,033	74,680
Undistributed earnings in joint venture - Majestic 21	22,826	12,557
Proceeds received under escrow arrangement	—	118,045
Decrease in fair value of equity investment	(17,942)	(4,093)
Miscellaneous	7,772	13,556

Total other income	152,689	214,745

Income before provision for income taxes	3,988,808	1,526,430
Income tax expense	(931,841)	(369,396)

Net income	$3,056,967	$1,157,034

Weighted average number of shares outstanding:
Basic	3,370,912	3,532,803
Diluted	3,371,418	3,544,584
Net income per share:
Basic	$0.91	$0.33
Diluted	$0.91	$0.33